UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 19, 2011

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) CEO Retirement. The Board of Directors (the “Board”) of Apogee Enterprises, Inc. (the “Company”) develops succession plans for members of the Company’s senior management team. As part of this process, the Board has been engaged in ongoing discussions with Russell Huffer, the Company’s Chief Executive Officer and Chairman of the Board, regarding Mr. Huffer’s service as Chief Executive Officer of the Company. On January 19, 2011, at a regularly scheduled Board meeting, Mr. Huffer informed the Board that he intends to retire from the position of Chief Executive Officer of the Company by the end of fiscal 2012, but will continue to serve as Chief Executive Officer until his successor is elected by the Board. The Board has formed a search committee, which intends to engage a search firm with the goal of identifying Mr. Huffer’s successor no later than the end of the Company’s 2012 fiscal year.

Chair of the Board. In connection with the impending leadership changes, the Board determined to separate the Chair of the Board and Chief Executive Officer positions. On January 19, 2011, Mr. Huffer agreed to step down as Chair of the Board. Mr. Huffer will continue to serve as a member of the Board. On January 19, 2011, the Board elected Bernard P. Aldrich, a current director of the Company, to the position of Non-Executive Chair of the Board to serve until the next annual meeting of the Company’s shareholders. The Board also adopted roles and responsibilities for the Non-Executive Chair position and determined to pay Mr. Aldrich, in lieu of all other cash fees paid to non-employee directors, at the rate of $100,000 per year for his service as Non-Executive Chair of the Board. Because the Company now has an independent Chair of the Board, the Board eliminated the Lead Director position and Stephen Mitchell ceased serving in that role effective January 19, 2011. In addition, Mr. Aldrich stepped down as Chair of the Board’s Compensation Committee, and the Board elected David E. Weiss, a current member of the Board and that Committee, to serve as Chair of that Committee, effective January 19, 2011.

Fiscal 2012 Compensation. For his services in fiscal 2012, Mr. Huffer will continue to receive a base salary of $700,000 per year and will be eligible to receive a bonus under the Company’s Amended and Restated Executive Management Incentive Plan. The Board has determined not to grant any performance-based, long-term equity incentive awards to Mr. Huffer for fiscal 2012.

Separation Payments. The Board and Mr. Huffer have agreed that, upon Mr. Huffer’s retirement as Chief Executive Officer of the Company, Mr. Huffer will receive $1,225,000 in cash, which is equal to his current annual base salary plus his target bonus for fiscal 2011. In addition, the Company will pay Mr. Huffer approximately $21,000, representing the excess cost to Mr. Huffer of receiving COBRA health benefits for the 18-month period following his cessation as an employee of the Company, and approximately $11,000, representing the projected cost to Mr. Huffer of health insurance premiums following the expiration of the COBRA period until Mr. Huffer attains the age of 65. The Company further agreed to provide Mr. Huffer with outplacement assistance, at a cost of up to a maximum amount of $50,000. Pursuant to the terms of the Company’s Amended and Restated 2002 Omnibus Stock Incentive Plan, 2009 Stock Incentive Plan and related award agreements, the Board agreed to accelerate the vesting of a total of 45,542 shares of time-based restricted common stock of the Company held by Mr. Huffer that is due to vest in April 2012 and April 2013. In consideration of the foregoing, Mr. Huffer agreed to provide consulting services to the Company for a period of one-year following his retirement, and to enter into a general release of the Company from any and all claims and causes of action of any kind that he has or may have had against the Company. In addition, pursuant to provisions contained in various award agreements and pension plans of the Company, Mr. Huffer will continue to be prohibited from competing with the Company for a period of two years following his last date of employment with the Company.

Item 7.01	Regulation FD Disclosure.

A press release, dated January 19, 2011, announcing the leadership changes described above is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Apogee Enterprises, Inc. dated January 19, 2011.*

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ James S. Porter
James S. Porter Chief Financial Officer

Date: January 19, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Apogee Enterprises, Inc. dated January 19, 2011.*

*	Filed herewith

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